Exhibit 99.3

For Immediate Release	Contact Information
Tuesday, March 21, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates Glen Rose Porosity Operations

     SAN ANTONIO -- March 21, 2006 -- The Exploration Company (Nasdaq:TXCO) today provided an update on its Glen Rose Porosity play in the Maverick Basin of Southwest Texas. The Company's net Glen Rose Porosity sales increased to an average 1,444 barrels of oil per day (BOPD) in February, a 23 percent increase from a 1,178 BOPD average for December 2005. Production has continued to increase during March.

     The Company has spudded four Glen Rose Porosity wells in 2006. One of the wells has been placed on production, one is in completion and two are drilling. Drilling will start on a fifth Porosity well this week. The Cage 3-45H (100 percent working interest) went on production in early March, flowing 592 BOPD and 32 barrels of water per day (BWPD) on a 10/64-inch choke with 690 pounds per square inch (psi) flowing tubing pressure. Meanwhile, the Cage Ranch 1-46H (100% WI) flowed oil at a rate of 2,000 BOPD and no water during drilling and is now in completion.

     Of six Porosity wells under way at the first of the year, two have been placed on production, one has been completed and awaits a water disposal facility and three are to be recompleted. The Cage 2-44 (100% WI) went on production in March at a rate of 419 BOPD and no water on a 12/64-inch choke with 260 psi flowing tubing pressure. The well also flowed gas at a rate of 1.5 million cubic feet per day from a separate Glen Rose zone. The gas will not be produced at this time due to high hydrogen sulfide content. The Comanche 1-45 (76% WI) tested at a rate of 233 BOPD and 2,870 BWPD on a 48/64-inch choke with 70 psi flowing tubing pressure and has been shut in awaiting installation of water disposal equipment. The Cage 2-45H (100% WI) went on production in January at 331 BOPD and 378 BWPD on a 16/64-inch choke with 340 psi flowing tubing pressure. In mid March, the well was flowing an average 144 BOPD and 490 BWPD.

     Of the three wells to be recompleted, one is scheduled for a sidetrack, one is producing water from an unknown source and one had a loss of the open hole section containing the Porosity zone and will be re-entered or may be used as a water disposal well.

Management's Perspective

     "The successful Porosity play is our focus in TXCO's 2006 drilling program," said President and CEO James E. Sigmon. "Our initial capital budget projects 24 Porosity oil wells this year. We recently added a third drilling rig in the Maverick Basin and we expect to add a fourth rig shortly, which will allow us to quicken our operating pace during the rest of this year.

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     "We continue to grow our production base from our core play as we look forward to additional growth possibilities from our new initiatives in the deeper Pearsall formation and the West Texas Woodford and Barnett shale plays in the latter part of the year," Sigmon added.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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